UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):

December 31, 2024

Quanta Services, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-13831	74-2851603
(Commission File No.)	(IRS Employer Identification No.)

2727 North Loop West
Houston, Texas 77008
(Address of principal executive offices, including ZIP code)

(713) 629-7600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.00001 par value	PWR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of December 31, 2024, J. Redgie Probst resigned from his role as Chief Operating Officer and as principal operating officer of Quanta Services, Inc. (the “Company”). Mr. Probst resigned from this role in order to have more time to spend with his family, and his resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices. Mr. Probst will remain an employee of an operating subsidiary of the Company in a non-executive role. Mr. Probst’s compensation package is expected to be adjusted commensurate with his new role in connection with the Company’s annual compensation review process for 2025; however, he will remain entitled to any incentive compensation earned under Quanta’s 2024 annual incentive plan while he served as Chief Operating Officer of the Company, which will be determined by the Compensation Committee of the Board of Directors (“Compensation Committee”), and he will remain eligible to participate in certain employee benefit plans available to similarly situated employees and to receive future equity incentive awards at the discretion of the Chief Executive Officer and Compensation Committee (as applicable).

Upon Mr. Probst’s resignation, Earl C. (Duke) Austin, Jr., who currently serves as President and Chief Executive Officer of the Company, assumed the additional role of principal operating officer of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 7, 2025	Quanta Services, Inc.

	By:	/s/ Donald C. Wayne
Name: Donald C. Wayne
Title: Executive Vice President and General Counsel